UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Forward Air CorpORATION
(Name of Registrant as Specified in Its Charter)

ancora catalyst institutional, lp

ancora catalyst, lp

ancora merlin institutional, lp

Ancora merlin, lp

ancora catalyst spv i lp – series i

ancora catalyst spv i lp – series j

ancora catalyst spv i lp – series k

ancora catalyst spv i lp – series l

Ancora Catalyst spv I Spc ltd. – segregated portfolio e

ancora advisors, llc

ancora alternatives llc

ancora family wealth advisors, llc

the ancora group inc.

inverness holdings llc

ancora holdings inc.

frederick disanto

James M. Chadwick

Andrew C. Clarke

Dawn Garibaldi

Scott M. Niswonger

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Forward Air Corporation a Tennessee corporation (the “Company”).

On February 16, 2021, Ancora issued the following press release, which includes a link to the full text of its open letter to the Company’s shareholders. The letter is attached hereto as Exhibit 1 and is incorporated herein by reference.

ANCORA COMMENTS ON FORWARD AIR’S DISAPPOINTING EARNINGS REPORT AND SETS RECORD STRAIGHT ON CERTAIN MISLEADING COMPANY DISCLOSURES

CLEVELAND, February 16, 2021 - Ancora Holdings, Inc. (together with its affiliates, “Ancora” or “we”), a significant shareholder of Forward Air Corporation (“Forward Air” or the “Company”) (NASDAQ:FWRD), which together with the other participants in its solicitation beneficially owns approximately 6.3% of the Company’s outstanding shares, today issued an open letter to shareholders commenting on the Company’s disappointing fourth quarter 2020 earnings report and addressing certain misleading statements made by the Company in its February 10, 2021 press release.

Ancora remains highly disappointed by the operating performance at Forward Air as reported results for 4Q20 and FY 2020, as well as guidance for 1Q21, can be characterized as substandard at best. In our view, there continues to be a clear lack of operating discipline at the management level and ineffective oversight at the Board level. We believe recent results further confirm our stated view that a revamped strategy underpinned by a refreshed Board and strengthened management team is paramount to enhancing value for all shareholders. Ancora strongly believes that if elected, our four director nominees – James Chadwick, Andrew C. Clarke, Dawn Garibaldi and Scott M. Niswonger – will help Forward Air return to producing best-in-class results from a margin and return perspective.

Ancora remains open to reaching an amicable resolution with the Company; however, we feel compelled to set the record straight following the Company’s mischaracterization of our settlement discussions. More troubling to us than the inaccuracies in its characterization of events is the fact that the Company seemingly fails to appreciate that any acceptable settlement would have to address the Company’s performance issues and the need to strengthen senior management.

Ancora believes the following key items will resonate with shareholders as they evaluate the situation, each of which is discussed in greater detail in the accompanying letter included with this release.

➢	Continued Poor Operating Performance. The Company’s Core Expedited LTL operating ratio (“OR”) deteriorated ~200 bps year-over-year in the quarter. These results conclude a disastrous FY 2020 for the core business, which experienced substantial operating deleverage resulting in EBIT per ton/shipment declining ~35% from 2019 levels. Further, 1Q21 guidance at the mid-point implies ~25% increase in revenue (~$65M increase) over the two-year time period between 1Q19 and 1Q21 but only a ~5% increase in diluted EPS (~$0.04 increase), despite deploying ~$100 million on acquisitions during the time period.

➢	Reasons for Underperformance Remain Straight-forward. We believe continued underperformance at Forward Air is directly related to the combination of pursuing an ineffective capital allocation strategy focused on acquisitions of margin- and return-dilutive service offerings as well as poor operating discipline. These issues have resulted in the decimation of the Company’s margin and return profile. For reference, ROIC declined to less than 10% in FY 2020, while core Expedited LTL saw its OR deteriorate another ~425 bps to 91.7% (the worst OR level in its history to our knowledge).

➢	Disingenuous Communication Ahead of the Nomination Deadline. Despite pre-announcing 4Q20 results on February 3rd, management filed an 8-K the morning of February 9th detailing monthly financial metrics for 4Q20 and January 2021 ahead of its participation at the Stifel Transportation Conference. Forward Air’s stock price increased ~5% that day. This seemed to be misleading disclosure given financial metrics indicated a strong top-line performance without providing any detail around margins/earnings, which was followed two days later on February 11th by the Company providing a weak 1Q21 earnings outlook. Perhaps fearing additional nominations if it reported poor earnings, Forward Air waited until after the nominating deadline passed at the close of business on February 11th to release 4Q20 results, despite having never released quarterly earnings results at any point later than 4:30 PM ET during the past six years.

➢	Mischaracterizing Settlement Discussions. Forward Air’s public response to our director nominations would cause one to believe that the Company is already executing on many of the actions Ancora is proposing and that Ancora is being unreasonable for refusing to accept the Company’s offer. The Company explained the number of Board seats it has offered, but failed to acknowledge Ancora’s gating issues that any settlement must address the Company’s performance issues and strengthen senior management.

➢	Superior Performance at Forward Air When Our Nominees Were Involved with the Company. Under the leadership of founder Scott Niswonger and former CFO Andrew Clarke, Forward Air achieved substantial improvements in financial metrics. Specifically, during Mr. Clarke’s tenure as CFO from 2001 to 2006, the Company’s OR improved ~750 bps from 86.1% in 2001 to ~78.6% in 2006, while ROIC increased from ~26% in 2001 to ~43% in 2006.

➢	Third-Party Valuation. An independent third-party, FreightWaves, performed its own analysis incorporating details from Ancora’s February 10, 2021 letter to shareholders and arrived at an expected value per share of $130-$135 for Forward Air, representing upside of ~50% from current levels.[1]

Ancora strongly believes that our director nominees will be able to help restore Forward Air to producing best-in-class results from a margin and return perspective. If a negotiated resolution cannot be achieved that enacts the level of change that we believe is necessary at Forward Air to drive meaningful value, we are committed to presenting shareholders with an opportunity to vote for new leadership and a revamped strategy to enhance shareholder value at the 2021 Annual Meeting.

1 https://passport.freightwaves.com/research/activist-makes-strong-case-forwards-management-took-company-backward

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Investors:

James Chadwick

Ancora Alternatives LLC

(216) 593-5048

jchadwick@ancora.net

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

Info@saratogaproxy.com

Media Contact:

Amy McGahan
Dix & Eaton
216-241-3027
amcgahan@dix-eaton.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Forward Air Corporation, a Tennessee corporation (the “Company”).

ANCORA STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Merlin Institutional, LP (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst SPV I LP – Series I (“Ancora SPV I”), Ancora Catalyst SPV I LP – Series J (“Ancora SPV J”), Ancora Catalyst SPV I LP – Series K (“Ancora SPV K”), Ancora Catalyst SPV I LP – Series L (“Ancora SPV L”), Ancora Catalyst SPV I SPC Ltd. – Segregated Portfolio E (“Ancora SPC E” and together with Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin, Ancora SPV I, Ancora SPV J, Ancora SPV K and Ancora SPV L, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), Ancora Alternatives LLC (“Ancora Alternatives”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), The Ancora Group Inc. (“Ancora Inc.”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Holdings Inc. (“Ancora Holdings”), Frederick DiSanto, James M. Chadwick, Andrew C. Clarke, Dawn Garibaldi and Scott M. Niswonger.

As of the date hereof, Ancora Catalyst Institutional directly owns 234,417 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Ancora Catalyst directly owns 18,004 shares of Common Stock. As of the date hereof, Ancora Merlin Institutional directly owns 230,999 shares of Common Stock. As of the date hereof, Ancora Merlin directly owns 21,450 shares of Common Stock. As of the date hereof, Ancora SPV I directly owns 165,004 shares of Common Stock. As of the date hereof, Ancora SPV J directly owns 188,345 shares of Common Stock. As of the date hereof, Ancora SPV K directly owns 190,725 shares of Common Stock. As of the date hereof, Ancora SPV L directly owns 84,541 shares of Common Stock. As of the date hereof, Ancora SPC E directly owns 483,130 shares of Common Stock. As of the date hereof, 115,884 shares of Common Stock were held in a certain managed account for which Ancora Advisors serves as the investment adviser to (the “Ancora Advisors SMA”). As of the date hereof, 1,300 shares of Common Stock were held in a certain managed account for which Ancora Family Wealth serves as the investment adviser to (the “Ancora Family Wealth SMA”). As of the date hereof, Mr. Clarke beneficially owns 2,500 shares of Common Stock held in the Andrew C. Clarke Revocable Trust, of which Mr. Clarke is the sole settlor, beneficiary and trustee. As of the date hereof, Mr. Niswonger directly owns 10,000 shares of Common Stock. Ancora Advisors, as the investment adviser to the Ancora Advisors SMA, may be deemed the beneficial owner of the 115,884 shares of Common Stock held in the Ancora Advisors SMA. Ancora Alternatives, as the investment adviser to each of the Ancora Funds and the general partner of each of the Ancora Funds other than Ancora SPC E, may be deemed the beneficial owner of an aggregate of 1,616,615 shares of Common Stock owned by the Ancora Funds. Ancora Family Wealth, as the investment adviser to the Ancora Family Wealth SMA, may be deemed the beneficial owner of the 1,300 shares of Common Stock held in the Ancora Family Wealth SMA. Ancora Inc., as the sole member of Ancora Advisors, may be deemed the beneficial owner of the 115,884 shares of Common Stock held in the Ancora Advisors SMA. Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed the beneficial owner of the 1,300 shares of Common Stock held in the Ancora Family Wealth SMA. Ancora Holdings, as the sole member of each of Ancora Alternatives and Inverness Holdings and the sole shareholder of Ancora Inc., may be deemed the beneficial owner of an aggregate of 1,733,799 shares of Common Stock owned by the Ancora Funds and held in the Ancora Advisors SMA and Ancora Family Wealth SMA. Mr. DiSanto, as the Chairman and Chief Executive Officer of Ancora Holdings, may be deemed the beneficial owner of 1,733,799 shares of Common Stock owned by the Ancora Funds and held in the Ancora Advisors SMA and Ancora Family Wealth SMA. As of the date hereof, neither Mr. Chadwick nor Ms. Garibaldi owns any shares of Common Stock.